Exhibit 99.1

Apogee Therapeutics Appoints Mark C. McKenna, Healthcare Veteran and Former Chairman, President and CEO of Prometheus Biosciences, as Chairman of its Board

San Francisco, CA and Waltham, MA, Aug. 21, 2023 - Apogee Therapeutics, Inc. (Nasdaq: APGE), a clinical-stage biotechnology company advancing differentiated biologics for the treatment of atopic dermatitis (AD), chronic obstructive pulmonary disease and other inflammatory and immunology (I&I) indications, today announced the appointment of Mark C. McKenna as Chairman of its board of directors. Mr. McKenna’s knowledge and successful track record in the I&I space as well as his significant development, commercial and executive management experience contributed to the Apogee board of directors’ selection decision.

“We are thrilled to welcome Mark as chair of our board and to expand our team with such an accomplished biopharma executive and leader,” said Michael Henderson, M.D., Chief Executive Officer of Apogee. “Mark has been at the helm of driving success and value creation for multiple companies, and we look forward to tapping into his extensive experience in corporate strategy, portfolio development and commercialization as we chart a transformative path forward. With Mark’s insights, we are further poised to propel Apogee towards continued innovation and growth, solidifying our commitment to advancing differentiated biologics for patients.”

Mr. McKenna is the former President, Chief Executive Officer and Chairman of the board of directors of Prometheus Biosciences, Inc., which was acquired by Merck & Co., Inc. in June 2023 for approximately $10.8 billion, representing the largest pre-Phase 3 biopharma acquisition to date. Prior to joining Prometheus, Mr. McKenna was a corporate officer of Bausch Health and served as President of the subsidiary Salix Pharmaceuticals, where he revitalized Bausch’s gastroenterology business with a series of strategic acquisitions and product launches, doubling revenue to exceed $2 billion while enhancing operating margins. Prior to Salix, Mr. McKenna spent more than a decade in various roles with Bausch + Lomb, also a division of Bausch, most recently as Senior Vice President and General Manager of its U.S. Vision Care business. Mr. McKenna was Ernst & Young Entrepreneur of the Year in 2023 and holds a B.S. in marketing from Arizona State University and an MBA from Azusa Pacific University.

“I am honored to join the Apogee team, particularly at this exciting time in the company’s evolution,” said Mr. McKenna. “I look forward to leveraging my experience to contribute to the company’s strategy of targeting clinically validated mechanisms with antibodies that have been optimized to be potentially best-in-class therapeutics, advancement of its pipeline and establishment of a clear path to commercialization. Apogee has great potential to disrupt the immunology space, and with its strong financial position from its successful upsized IPO and its talented team and notable directors, I am confident we can transform the lives of patients living with I&I diseases.”

“On behalf of the entire Apogee Board, I want to extend a warm welcome to Mark as the new Chairman,” said Peter Harwin, Managing Member at Fairmount Funds Management and member of Apogee’s board of directors. “Mark’s track record of value creation, corporate leadership and product development is exceptional, making him a valuable addition to our team. His strategic insights and wealth of experience in guiding companies through all stages will undoubtedly enhance Apogee’s efforts to deliver transformative biologics for patients.”

About Apogee Therapeutics

Apogee Therapeutics, Inc. (Nasdaq: APGE) is a clinical-stage biotechnology company seeking to develop differentiated biologics for the treatment of atopic dermatitis (AD), chronic obstructive pulmonary disease (COPD) and other inflammatory and immunology indications with high unmet need. Apogee’s antibody programs are designed to overcome limitations of existing therapies by targeting well-established mechanisms of action and incorporating advanced antibody engineering to optimize half-life and other properties. The Company’s two most advanced programs are APG777 and APG808, which are being initially developed for the treatment of AD and COPD, respectively. Based on a broad pipeline and depth of expertise, the Company believes it can deliver value and meaningful benefit to patients underserved by today’s standard of care. For more information, please visit www.apogeetherapeutics.com.

Investor Contacts:

Noel Kurdi

VP of Investor Relations

Apogee Therapeutics

noel.kurdi@apogeetherapeutics.com

Alex Straus

THRUST Strategic Communications

alex@thrustsc.com

Media Contact:

Dan Budwick

1AB Media

dan@1abmedia.com